Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President - Finance
Dover, Delaware, April 30, 2020	(302) 883-6592

DOVER MOTORSPORTS, INC. REPORTS RESULTS

FOR THE FIRST QUARTER ENDED MARCH 31, 2020

Dover Motorsports, Inc. (NYSE: DVD) today reported its results for the three months ended March 31, 2020.

The Company historically reports a loss in the first quarter due to the seasonality of our motorsports business. No major events were promoted during the first quarter of 2020 or 2019; therefore, our revenues were minimal.

Operating and marketing expenses decreased to $988,000 in the first quarter of 2020 from $1,055,000 in the first quarter of 2019, primarily from lower employee related costs.

General and administrative expenses of $1,987,000 in the first quarter of 2020 increased from $1,916,000 in the first quarter of 2019, primarily from higher corporate insurance and real estate taxes.

Depreciation expense decreased slightly to $768,000 in the first quarter of 2020 from $793,000 in the first quarter of 2019.

We incurred $341,000 in costs to complete the removal of grandstands during the first quarter of 2020.

Provision for contingent obligation was $369,000 during the first quarter of 2020 compared to $111,000 for the first quarter of 2019, primarily due to a reduction in the discount rate used to value the contingent liability.

Loss before income taxes was $4,384,000 for the first quarter of 2020 compared to $3,481,000 for the first quarter of 2019. The 2020 results include $341,000 in grandstand removal costs while the 2019 results include a gain on the sale of land of $139,000. On an adjusted basis, excluding these items, loss before income taxes for the first quarter of 2020 was $4,043,000 compared to $3,620,000 in 2019.

Net loss for the first quarter of 2020 was $3,140,000 or $.09 per diluted share compared with a loss of $2,490,000 or $.07 per diluted share in the first quarter of 2019. Net loss, adjusted for the aforementioned items, was $2,894,000 or $.08 per diluted share for the first quarter of 2020 compared to $2,600,000 or $.07 per diluted share for the first quarter of 2019.

Looking forward, the world economy has been dramatically affected by the COVID-19 pandemic, and our business is no exception. Our first priority with regard to the COVID-19 pandemic is to comply with governmental guidelines and do everything we can to ensure the safety and health of our employees, customers, sponsors and others with whom we partner in our business activities. As there is no way to currently know how long the pandemic will last, we are unable to predict the long-term impact of the pandemic on our business at this time.

The State of Delaware issued a State of Emergency which currently extends until May 15, 2020 and our facility in Dover is currently closed since it is classified as a non-essential business. Our May NASCAR weekend has been postponed. While we do not yet have a date for the rescheduling of our races, we know NASCAR is continually working on contingency plans to run all previously scheduled events. It is possible that our May NASCAR Cup Series event will be moved to August and that we hold a double header with back to back NASCAR Cup Series events held on Saturday and Sunday. It is also possible that none of these events are held or that they are held without fans present in the stands.

The June Firefly festival held annually on our Dover, Delaware property was canceled. The Firefly festival will not be rescheduled in 2020, though it is expected to return in 2021.

We have taken certain steps to reduce indirect costs, have initiated a limited number of furloughs for employees that are unable to work from home and have reduced our capital spending plans for the year.

The Company’s financial condition remains strong, with no outstanding borrowings and more than $5 million in available cash.

* * *

This release contains or may contain forward-looking statements based on management's beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company's SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019

Revenues:
Event-related	$204	$129

Expenses:
Operating and marketing	988	1,055
General and administrative	1,987	1,916
Depreciation	768	793
Costs to remove long-lived assets	341	-
	4,084	3,764

Gain on sale of land	-	139

Operating loss	(3,880)	(3,496)

Interest income (expense), net	3	(6)
Provision for contingent obligation	(369)	(111)
Other (expense) income, net	(138)	132

Loss before income taxes	(4,384)	(3,481)

Income tax benefit	1,244	991

Net loss	$(3,140)	$(2,490)

Net loss per common share:
Basic	$(0.09)	$(0.07)
Diluted	$(0.09)	$(0.07)

Weighted average shares outstanding:
Basic	35,834	36,032
Diluted	35,834	36,032

DOVER MOTORSPORTS, INC.

RECONCILIATION OF GAAP LOSS BEFORE INCOME TAXES

TO ADJUSTED LOSS BEFORE INCOME TAXES

AND RECONCILIATION OF GAAP NET LOSS TO ADJUSTED NET LOSS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
GAAP loss before income taxes	$(4,384)	$(3,481)

Cost to remove long-lived assets (1)	341	-

Gain on sale of land (2)	-	(139)

Adjusted loss before income taxes	$(4,043)	$(3,620)

GAAP net loss	$(3,140)	$(2,490)

Cost to remove long-lived assets, net of income taxes (1)	246	-

Gain on sale of land, net of income taxes (2)	-	(110)

Adjusted net loss	$(2,894)	$(2,600)

GAAP net loss per common share - basic and diluted	$(0.09)	$(0.07)

Cost to remove long-lived assets (1)	0.01	-

Gain on sale of land, net of income taxes (2)	-	-

Adjusted net loss per common share - basic and diluted	$(0.08)	$(0.07)

(1)	Related to the decision to remove grandstand seats at Dover International Speedway, we incurred $341,000 of costs to remove these assets in the first quarter of 2020. This amount was tax effected using our federal and state statutory rates.

(2)	During the first quarter of 2019 we closed on sales of a parcel of land at our Nashville Superspeedway facility resulting in a gain of $139,000. This transaction was tax effected using our federal statutory rates as we had available state net operating losses.

The above financial information is presented using other than generally accepted accounting principles ("non-GAAP"), and is reconciled to comparable information presented using GAAP. Non-GAAP adjusted loss before income taxes, adjusted net loss and adjusted net loss per common share - basic and diluted are derived by adjusting amounts determined in accordance with GAAP for the aforementioned gain on sale of land and cost to remove long-lived assets. We believe such non-GAAP information is useful and meaningful to investors, and is used by investors and us to assess core operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to loss before income taxes, net loss or net loss per common share - basic and diluted, which are determined in accordance with GAAP

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	March 31,	March 31,	December 31,
	2020	2019	2019

ASSETS
Current assets:
Cash	$5,032	$2,552	$7,577
Accounts receivable	777	1,844	645
Inventories	18	21	18
Prepaid expenses and other	1,265	1,268	1,186
Income taxes receivable	283	-	283
Total current assets	7,375	5,685	9,709

Property and equipment, net	49,430	47,599	50,075
Nashville Superspeedway facility	21,274	23,505	21,282
Right of use asset	169	-	188
Other assets	1,033	1,098	1,212
Total assets	$79,281	$77,887	$82,466

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$104	$99	$119
Accrued liabilities	2,680	2,238	3,710
Income taxes payable	-	118	-
Contract liabilities	2,909	4,496	976
Total current liabilities	5,693	6,951	4,805

Liability for pension benefits	939	720	1,016
Lease liability	93	-	112
Non-refundable deposit	500	-	500
Provision for contingent obligation	3,757	2,495	3,389
Deferred income taxes	7,444	7,390	8,676
Total liabilities	18,426	17,556	18,498

Stockholders' equity:
Common stock	1,790	1,809	1,782
Class A common stock	1,851	1,851	1,851
Additional paid-in capital	100,984	101,320	100,994
Accumulated deficit	(40,108)	(41,316)	(36,968)
Accumulated other comprehensive loss	(3,662)	(3,333)	(3,691)
Total stockholders' equity	60,855	60,331	63,968
Total liabilities and stockholders' equity	$79,281	$77,887	$82,466

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019

Operating activities:
Net loss	$(3,140)	$(2,490)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	768	793
Amortization of credit facility fees	14	15
Stock-based compensation	92	108
Deferred income taxes	(1,244)	(991)
Provision for contingent obligation	369	111
Losses (gains) on equity investments	176	(87)
Gain on sale of land	-	(139)
Changes in assets and liabilities:
Accounts receivable	(132)	(1,168)
Prepaid expenses and other	(86)	(222)
Accounts payable	(15)	(39)
Accrued liabilities	(1,030)	(845)
Payable to Dover Downs Gaming & Entertainment, Inc.	-	(9)
Contract liabilities	1,933	3,356
Liability for pension benefits	(37)	(18)
Net cash used in operating activities	(2,332)	(1,625)

Investing activities:
Capital expenditures	(115)	(398)
Proceeds from sale of land and equipment, net	-	827
Purchases of equity investments	(196)	(4)
Proceeds from sale of equity investments	192	1
Net cash (used in) provided by investing activities	(119)	426

Financing activities:
Borrowings from revolving line of credit	180	-
Repayments on revolving line of credit	(180)	-
Repurchase of common stock	(94)	(200)
Net cash used in financing activities	(94)	(200)

Net decrease in cash	(2,545)	(1,399)
Cash, beginning of period	7,577	3,951
Cash, end of period	$5,032	$2,552